SALIENT 3 COMMUNICATIONS, INC.

                        DIRECTORS' STOCK OPTION PLAN



Section 1. Purpose


The purpose of the Plan is to permit the granting of stock options to Directors at an exercise price less than market value at the date of grant as an alternative to the payment of directors' fees in cash, thereby advancing the interests of the Company by encouraging and enabling the acquisition of Common Stock by Directors, upon whose judgment and ability the Company depends for its long-term growth and development. Accordingly, the Plan is intended to promote a close identity of interests between the Company, its Directors and its shareholders, as well as to provide a means to attract and retain outstanding Directors.

Section 2. Effective Date and Term of Plan

The Plan shall become effective upon such date as it may be approved by the shareholders of the Company and shall remain in effect for ten years from the date on which it is so approved or until termination by the Board whichever occurs first.

Section 3. Stock Subject to the Plan

There are authorized for issuance or delivery upon the exercise of options to be granted from time to time under the Plan an aggregate 125,000 shares of Common Stock, subject to adjustment as provided hereinafter in
Section 6. Such shares may be, as a whole or in part, authorized but unissued shares, whether now or hereinafter authorized, or issued shares which have been reacquired by the Company. If any option issued under this Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the shares which have not been purchased thereunder shall again become available for the purposes of this Plan.



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Section 4. Plan Administration


4.1 The Plan shall be administered by the Committee. The Committee shall be comprised of three or more members of the Board, all of whom shall be "disinterested persons" as defined in Rule 16(b)-3 under the Exchange Act.

4.2 Grants of stock options under the Plan and the amount and nature of the awards shall be automatic in accordance with Section 5. However, the Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

4.3 Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to this Plan or any grant hereunder.

Section 5. Terms and Conditions of Stock Option Awards


Each option granted under the Plan shall be evidenced by a written award document, which document shall comply with and be subject to the following terms and conditions.


5.1 Directors' Elections and Option Grant Dates. Except as hereinafter provided, options shall be granted automatically on the first day of the Plan Year to any Director who has timely filed with the Company an election to receive a stock option in lieu of the Annual Retainer, or some portion thereof, to be earned by such Director in each Plan Year during which he or she shall serve as a Director.



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5.2  Option Formula. The number of shares of Common stock subject to each option granted to any Director for a Plan Year shall be equal to the nearest number of whole shares determined in accordance with the following formula.

             Annual Retainer          =   Number of Shares
      ----------------------------
         Fair Market Value minus
          Option Exercise Price

     No fractional shares shall be issued, nor shall cash payments be made in lieu of fractional shares.

5.3 Option Exercise Price. The Option Exercise Price for each option granted under the Plan shall be seventy-five percent (75%) of the Fair Market Value of shares of such Common Stock on the date the option is granted. "Fair Market Value" shall be the closing price of Class A Common Stock as reported in The Wall Street Journal on the date the option is granted or, if no sale of such Common Stock is reported for such date, the next preceding day for which there is a reported sale.

5.4 Term and Exercise of Option. Options may be exercised only by written notice to the Company. Options shall be exercised for Class B Common Stock so long as the person exercising the option is eligible to own that class of stock at the time of exercise; otherwise, the exercise shall be for Class A Common Stock. The Director shall arrange for payment, in cash or check payable to the Company, of the full exercise price for the shares as to which they are exercised. No option granted under the Plan may be exercised before the twelve-month anniversary of the date upon which it was granted; provided, however, that any option granted under the Plan shall become immediately exercisable upon the Director's death or Disability or upon a Change in Control of the Company. No option granted under the Plan shall be exercisable after the expiration of twenty years from the date upon which it is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided in Sections 5.5 and 5.6.

5.5 Termination of Directorship. The rights of a Director in an option granted under the Plan shall not terminate upon such Director's termination as a Director for any reason (including retirement, death or Disability); provided, however, that if such termination occurs prior to a Change in Control of the




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     Company, that portion of an option granted under the Plan which is attributable to any portion of an Annual Retainer which is not earned due to termination as a Director (for any reason) shall automatically abate and be canceled.

5.6 Death of a Director. Any option granted to a Director and outstanding on the date of his or her death may be exercised by the administrator of such Director's estate, the executor under his or her will, or the person or persons to whom the option shall have been validly transferred by such executor or administrator pursuant to the will or laws of intestate succession, but not beyond the first to occur of (i) the expiration of twelve months from the date of the Director's death, or
     (ii) the specified expiration date of the option. Upon the first to occur of said two events, the option shall terminate.

Section 6. Changes in Capitalization


In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, merger or consolidation (whether or not the Company is a surviving corporation), reorganization, combination or exchange of shares or other similar Company changes or an extraordinary dividend pay back in cash or property, the number of shares of Common Stock (or other securities) then remaining subject to this Plan, and the maximum number of shares that may be issued, including those that are then covered by outstanding options, shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the Option Exercise Price for each share then covered by an outstanding options shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the Option Exercise Price for each share then covered by an outstanding option shall be proportionately increased.

Section 7. Withholding Taxes

Whenever shares of Common Stock are to be issued or delivered, the Committee shall have the right, at or prior to the delivery of any certificate or certificate for shares, to require the recipient to remit to the


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Company, in the form of cash or check payable to the order of the
Company, an amount sufficient to satisfy any withholding requirements with respect to federal, state and local income and employment taxes.


Section 8. Limitation of Rights


8.1 No Right to Continue as a Director. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, expressed or implied, that the Company will retain any person as a Director for any period of time, or at any particular rate of compensation.

8.2 No Stockholders' Rights for Options. The holder of an option granted under the Plan shall have no rights as a stockholder with respect to the shares covered by his or her options until the date of the issuance to such holder of a stock certificate therefor, and no adjustments will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.


Section 9. Transferability

9.1 Options are not transferable other than by will or the laws of intestate succession. No transfer by will or by the laws of intestate succession shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Director's will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

9.2 Only the Director or his or her guardian, or in the event of death, his or her legal representative or beneficiary, may exercise options and receive deliveries of shares.

Section 10. Amendment, Modification and Termination


The Board, at any time, may terminate and in any respect amend or modify the Plan; provided, however, that no such action by the Board may, without approval of the Company's shareholders (except as otherwise provided in Section 6 and except where the Board has been advised by counsel that such approval is not


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required for purposes of Rule 16b-3 under the Exchange Act),
(i) increase the total number of shares of common stock available under the Plan in the aggregate, (ii) extend the period during which any option may be exercised, (iii) extend the term of the Plan, (iv) change the option price, or (v) alter the class of persons eligible to receive options. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any person with respect to any option previously granted.


Section 11.  Definitions

11.1 "Annual Retainer" means the amount of fees which the Director will be entitled to receive during a Plan Year for serving as a Director or a member of one or more committees of the Board; provided, however, that if a Director elects to receive a stock option in lieu of only a portion of the Annual Retainer, the Annual Retainer for purposes of the foregoing formula shall equal the portion of the Annual Retainer so elected. For purposes of this Plan, "Annual Retainer" shall not include fees or expenses for attendance at meetings of the Board or any committee of the Board or for any other services to be provided to the Company.

11.2 "Board" means the Board of Directors of the Company.

11.3 "Change in Control" means the first to occur of any one of the events described below:

          a. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Company and such offer is consummated for the ownership of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities.

          b. The Company is merged or consolidated with another corporation and, as a result of such merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company other than affiliates within the meaning of the Exchange Act or any party to such merger or consolidation.


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          c. The Company transfer substantially all of its assets to another corporation or entity that is not a wholly-owned subsidiary of the Company.

          d. Any person or group (as such terms are used in Sections 13(d)(3) and 14(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Company.

          e. The first day after the date this Plan is effective when directors are elected such that either a majority of the Board of Directors shall have been members thereof, respectively, for less than one (1) year, unless the nomination for election of each new director who was not a director of the Company at the beginning of such one (1) year period was approved by a vote of at least fifty percent (50%) of the directors of the Company then still in office who were directors at the beginning of such period.

          f. Any other event or series of events which, notwithstanding any other provisions of this definition, is determined by the Board to constitute a change in control of the Company for purposes of this Plan.

11.4 "Committee" means the Executive Development Committee of the Board, or any successor committee thereto.

11.5 "Common Stock" means the shares of Class A or Class B common stock of the Company unless otherwise indicated.

11.6  "Company" means Salient 3 Communications, Inc., a Delaware corporation.

11.7 "Director" means a member of the Board who is not an employee of the Company.



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11.8  "Disability" means total and permanent disability.

11.9 "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

11.10  "Fair Market Value" means Fair Market Value as defined in Section 5.3.

11.11 "Option Exercise Price" means the Option Exercise Price as defined in
      Section 5.3.

11.12 "Plan" means the Salient 3 Communications, Inc. Directors' Stock Option Plan.

11.13 "Plan Year" means the period from July 1 through the next June 30.